EXHIBIT 23(C)

                                  July 23, 1998

Guardian International, Inc.
3880 North 28 Terrace
Hollywood, Florida  33020-1118

         RE:      Consent to Reference to Lionel Sawyer & Collins
                  REGISTRATION STATEMENT ON FORM SB-2

Dear Sirs:

         We are in receipt of a draft prospectus (the "Prospectus") to be included as part of a Registration Statement on Form SB-2 ("Registration Statement"), being filed by the Guardian International, Inc., a Nevada corporation (the "Company") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), with respect to the registration by the Company, of 1,981,700 shares ("Shares") of Class A Voting Common Stock, par value $.001 per share (the "Common Stock"), for the account of Selling Security Holders, such Shares to be offered in amounts and at prices per share to be determined at the time of such offering, and set forth in one or more prospectus supplements to the Registration Statement (each a "Prospectus Supplement").

         We consent to the reference to Lionel Sawyer & Collins under the caption "Legal Matters" in the Prospectus. In giving consent, we do not admit that we are in a category of persons whose consent is required pursuant to
Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. Further, we disclaim liability as an expert under the securities laws of the United States or any other jurisdiction.

                                                     Very truly yours,

                                                    /s/ LIONEL SAWYER & COLLINS
                                                    ---------------------------
                                                    LIONEL SAWYER & COLLINS